SEC File No. ___-_______


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    NATIONS ANNUITY TRUST


Address of Principal Business Office:

         111 Center Street
         Little Rock, Arkansas  72201


Telephone Number:

         (800) 321-7854


Name and address of agent for service of process:

         Richard H. Blank, Jr.
         c/o Stephens Inc.
         111 Center Street
         Little Rock, Arkansas  72201

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With a copy to:

         Robert M. Kurucza, Esq.
         Marco E. Adelfio, Esq.
         Morrison & Foerster LLP
         2000 Pennsylvania Avenue, N.W.
         Suite 5500
         Washington, DC  20006-1812


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES [x] NO [ ]


                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be fully signed on its behalf in the City of Atlanta and the State of Georgia on the 20th day of October, 1997.

                                              NATIONS ANNUITY TRUST

                                              By:  /s/ A. Max Walker
                                                   A. Max Walker
                                                   Trustee


  Attest:  /s/ Richard H. Blank, Jr.
           Richard H. Blank, Jr.
           Secretary